Exhibit 10.7

MASTER PARTICIPATION AGREEMENT

This Master Participation Agreement (this “Agreement”) is entered into as of July 7, 2006, between Ares Capital CP Funding LLC (“Seller”) and Ares Capital Corporation (“Purchaser”).

RECITALS:

Whereas, Seller owns interests in (a) the loans and other securities and investments identified in Exhibit A (each a “Loan” and collectively, the “Loans”) consisting of loans, advances and notes and interests in, to and under the related Credit Documents, as hereinafter defined (each a “Loan Interest” and collectively, the “Loan Interests”), pursuant to various credit agreements, indentures, note purchase agreements and other similar documents, each between a borrower (each, a “Borrower” and collectively, the “Borrowers”), an agent for the relevant lenders or noteholders (if applicable), and one or more financial institutions acting as lenders or noteholders (such credit agreements, as amended, supplemented, novated or otherwise modified from time to time, together with all guarantees, security agreements, mortgages, deeds of trust, letters of credit, reimbursement agreements, waivers and any other documents executed in connection therewith, hereinafter are referred to as the “Credit Documents”); and

Whereas, Seller desires to sell and grant to Purchaser, without recourse, a participation interest in all of Seller’s Loan Interests, and Purchaser desires to purchase and take from Seller, without recourse, a participation interest in all of Seller’s Loan Interests.

AGREEMENT

Now therefore, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Purchaser hereby agree as follows:

1.             Participation. Seller hereby sells and grants to Purchaser, and Purchaser hereby purchases and takes from Seller, as of the Effective Date (as hereinafter defined), an undivided 100% participation interest in and to (i) each of the Loan Interests, (ii) all Collections and payments paid in respect thereof and all monies due, to become due or paid in respect thereof accruing on and after the Effective Date, (iii) all security interests, liens and collateral subject thereto from time to time purporting to secure payment by the applicable Obligor(s), (iv) all guaranties, indemnities and warranties, and other agreements or arrangements of whatever character from time to time supporting or securing payment of such Loan Interests, (v) all collections and records with respect to the foregoing, and (vi) all income, payments, proceeds and other benefits of any and all of the foregoing, including but not limited to, all accounts, cash and currency, chattel paper, electronic chattel paper, tangible chattel paper, copyrights, copyright licenses, equipment, fixtures, general intangibles, instruments, commercial tort claims, deposit accounts, inventory, investment property, letter of credit rights, software, supporting obligations, accessions, and other property consisting of, arising out of, or related to the foregoing ((i)-(vi) collectively, the “Participated Assets”) (each such participation interest, a “Participation Interest” and, collectively, the “Participation Interests”).

The term “Obligors” as used herein shall mean, collectively, the Borrowers and each guarantor, pledgor, subordinator or other person or entity directly or indirectly obligated in respect of the Loans.

The term “Collections” as used herein shall mean and include all payments or distributions received by or on behalf of Seller from any Obligor in respect of the Loan Interests and the proceeds of any collateral applied by Seller to such Loan Interests. Seller shall promptly remit to Purchaser, as received, all such Collections without set-off, counterclaim or deduction of any kind within three business days after receipt thereof from an Obligor or following application of any collateral therefor, as applicable, to the account specified below Purchaser’s signature hereto.

It is the intention of the parties hereto that each sale of interests in Loans hereunder shall be absolute and irrevocable and will provide Purchaser with the full risks and benefits of ownership of such interests so purchased (such that the Loan Interests would not constitute property of Seller’s estate in the event of Seller’s bankruptcy) and shall constitute a “sale of accounts,” as such term is used in Article 9 of the Uniform Commercial Code of the State of New York, to the extent applicable, and not a loan secured by such Loan Interests. In the event that, contrary to the mutual intent of Seller and Purchaser, any purchase of Loan Interests hereunder is not characterized as a sale but rather as a collateral transfer for security (or the transactions contemplated hereby are characterized as a financing transaction), it is the intent of the parties hereto that this Agreement shall constitute a security agreement under applicable law and that such purchase of the Loan Interests shall be deemed to be a secured financing, secured by a security interest in all of Seller’s right, title and interest now or hereafter existing and hereafter arising in, to and under (i) all Loan Interests, (ii) all Collections and (iii) all proceeds of the foregoing (collectively, the “Seller Collateral”). In furtherance of the foregoing, Seller hereby grants to Purchaser a security interest in all of Seller’s right, title and interest now or hereafter existing in, to and under the Seller Collateral to secure the repayment of all amounts due and owing by Seller to Purchaser hereunder with accrued interest thereon, if applicable, whether now or hereafter existing, due or to become due, direct or indirect, or absolute or contingent.

2.             Effective Date. From and after the date of Seller’s receipt of the purchase price mutually agreed between Seller and Purchaser (the “Effective Date”), the Participation Interests purchased hereunder shall be for the account and risk of Purchaser, without any recourse to Seller, except as expressly provided herein. The transfer of the Participation Interests shall be deemed effective as of the Effective Date. The Purchaser hereby assumes full risk and responsibility with respect to repayment of the Participation Interests without recourse to Seller and, in the event of any failure by any Borrower to fulfill any of its obligations under the terms of the related Credit Documents, Seller shall not be under any liability to Purchaser for payment of principal, interest or fees other than as provided in Paragraph 3.

3.             Sharing of Liabilities and Expenses. Purchaser shall pay to Seller, from time to time and upon Seller’s demand therefor, an amount equal to all liabilities, losses, out-of-pocket costs and expenses (including reasonable attorneys’ fees) (collectively, the “Liabilities”) suffered or incurred by Seller from and after the Effective Date in administering and collecting on the Loan Interests or which otherwise arise in connection therewith or in connection with preserving any collateral security therefor, except for such Liabilities as may be caused by the negligence or willful misconduct of Seller and except to the extent that Seller has theretofore been reimbursed for such Liabilities by or on behalf of any Borrower. Purchaser shall be entitled to any such amounts recovered by Seller from, or on behalf of, any Borrower after Purchaser has paid Seller with respect to such Liabilities. Seller shall promptly remit to Purchaser an amount equal to any payment received by Seller on account of increased costs, break funding payments or expenses incurred by Purchaser in connection with the Participation Interest.

4.             Information; No Recourse or Warranty; Responsibilities. Seller holds in its possession for the benefit of itself and Purchaser true and complete copies of all of the documents in connection with the Loan Interests which constitute all documents that Purchaser considers necessary in deciding to enter into this Agreement and participate in the Loan Interests as provided herein. It is understood and agreed that Seller does not make any express or implied representations or warranties of any kind or character with respect to the genuineness, validity, effectiveness, enforceability, value, priority, perfection or collectability of the Loan Interests, any collateral security therefor or the Credit Documents, nor with respect to the solvency, financial condition or financial statements of any of the Borrowers, and by its acceptance hereof, Purchaser agrees that Seller shall be free of liability on account of Purchaser’s Participation Interests described herein with respect to anything Seller may do or refrain from doing in good faith and in the exercise of its judgment, provided, however, that Seller agrees to use the same care in protecting the interests of Purchaser in the Loan Interests as it uses for similar interests held by it solely for its own account and Seller agrees to account to Purchaser as herein set forth for the share from time to time applicable to Purchaser’s Participation Interests hereunder in Collections. Whenever Seller receives a payment of principal of, or interest, fees and make-whole amounts, if any, on, the Loan Interests, Seller will accept such payment for the account and sole benefit of, and as agent for, Purchaser and promptly pay over to Purchaser the amount so received. In administering the Loan Interests and the Credit Documents, Seller shall not be bound to ascertain or inquire as to the performance of any of the terms, provisions or conditions of any thereof on the part of any Borrower or any other person, shall be entitled to rely upon any statement or notice, however sent, believed by it to be genuine and correct and believed by it to be sent by the proper person, may consult with counsel and shall be fully protected in any action taken or omitted to be taken by it in accordance with the advice or opinion of such counsel, may employ agents or attorneys-in-fact and shall not be liable for the default or misconduct of any such person selected by it with due care, and shall not be responsible for the performance of the payment or other obligations of the Borrowers or the value of any collateral securing the same.

5.             Borrower Information. Upon the request of Purchaser, Seller shall provide Purchaser with copies of any information in Seller’s possession which was received pursuant to the provisions of any Credit Document and, to the extent not otherwise available to Purchaser, Seller shall use its best efforts to provide Purchaser, following Purchaser’s written request therefor, such current factual information that Purchaser specifically requests which is then in Seller’s possession and relating to the status of the Loan Interests or any Borrower’s financial condition; provided that Seller shall not be required to provide Purchaser with any information in violation of any law or any contractual restriction set forth in the Credit Documents on the disclosure thereof.

6.             Representations and Warranties. (a) Purchaser represents and warrants to Seller that (i) without characterizing the Loan Interests, the Participation Interests, or any portion thereof as securities, Purchaser is purchasing the Participation Interests hereunder for its own account in the ordinary course of business not with a view to, or in connection, with any subdivision, resale, or distribution thereof in violation of any applicable securities laws, (ii) Purchaser is engaged in the business of entering into transactions of the nature contemplated herein, and (iii) Purchaser has full power and authority to execute, deliver and perform its obligations under this Agreement.

(b) Seller represents and warrants to Purchaser that, as of the date hereof and as of the Effective Date, (i) Seller is the sole legal and beneficial owner and holder of the rights comprising each Loan Interest with good title thereto, free and clear of all liens, charges, encumbrances or other security interests as of the date hereof, and is not a party to any agreement (other than this Agreement) which would result in any lien, charge or other encumbrance, (ii) the aggregate amounts owed by the respective Borrowers under or in respect of the respective Loan Interests are not less than the amounts set forth in Exhibit A hereto, and (iii) Seller has full power and authority to execute, deliver and perform its obligations under this Agreement.

7.             Further Assurances. From and after the date hereof, each of Purchaser and Seller covenants and agrees to execute and deliver all such agreements, instruments and documents and to take all such further actions as the other party hereto may reasonably deem necessary from time to time to carry out the intent and purposes of this Agreement and to consummate the transactions contemplated hereby.

8.             Other Financings. Purchaser shall have no interest, by virtue of this Agreement and Purchaser’s rights hereunder or otherwise, in any future extension of credit or financing transactions by Seller to, on behalf of, or with, any Borrower or any guarantees or collateral therefor, or any property now or hereafter in the possession or control of Seller which may be or become security for the obligations of any Borrower arising under any Credit Document by reason of the general description of indebtedness, secured or otherwise; provided that, if payments in respect of any guarantees or the proceeds of any such collateral shall be applied to any of the obligations of any Borrower described in clauses (a) and (b) of Section 1 hereof, then Purchaser shall be entitled to share in such application as set forth in Section 1 hereof.

9.             Amendments, Waivers, etc. Subject to the terms of the Credit Documents, Seller may not enter into any amendment or modification of, or waive compliance with the terms of, any Credit Document without the consent of Purchaser. If Seller shall at any time request in writing Purchaser’s consent to any such matter for which Purchaser’s consent is required and shall not receive a response to such request within five business days after Purchaser has received such request (or within such earlier period as Seller may notify to Purchaser in connection with a specific request), Purchaser shall be conclusively deemed to have refused to give such consent and Seller shall be entitled to thereafter act on the basis that Purchaser has denied such consent.

10.           Savings Clause. Notwithstanding any other provision of this Agreement, with respect to each Participation Interest: (i) nothing contained herein shall grant to Purchaser any rights which the relevant Credit Documents require Seller to retain; (ii) this Agreement shall be deemed to incorporate any provisions required by any Credit Document to be incorporated in order to transfer the related Participation Interest hereunder; and (iii) this Agreement shall be deemed to omit any provision which any Credit Document requires to be omitted in order to transfer the related Participation Interest hereunder.

11.           Further Sale and Assignment. To the extent permitted under the related Credit Documents, Purchaser shall be entitled to freely pledge, sell, transfer, or convey (each, a “Transfer”) any Participation Interest hereunder to any person (a “Transferee”), provided that each of the following conditions are met: (i) Purchaser shall obtain the prior written consent of Seller to such Transfer (which consent shall not be unreasonably withheld); and (ii) as a result of the Transfer, at the discretion of Seller, either (A) Transferee shall hold a participation directly from Seller governed by such agreements as Seller and the Transferee shall reasonably agree and not governed by this Agreement, or (B) the Participation Interest shall be terminated with respect to such interest and Seller shall assign all of its right, title and interest in and to the relevant Loan Interest to the Transferee pursuant to such documentation as may be required by the relevant Credit Documents. Notwithstanding the foregoing, Purchaser may grant a subparticipation interest in any or all of the Participation Interests without the consent of, or notice to, Seller, but only if such subparticipation does not violate any applicable law or regulation or cause Seller to violate or be in breach of any provision of the Credit Documents. Purchaser agrees that any sale or disposition of Purchaser’s Participation Interest will be made in accordance with applicable securities laws.

Seller shall not sell, assign, transfer, mortgage, pledge, grant a lien on or otherwise deal with or encumber any of its rights or obligations in or to the Loan Interests to the extent such interests relate to the Participation Interests or any other distributions or payments with respect thereto or any of its rights or obligations under this Agreement without the prior written consent of Purchaser.

12.           Waivers. No delay or omission by any party to exercise any right under this Agreement shall impair any such right, nor shall it be construed to be a waiver thereof. No waiver of any single breach or default under this Agreement shall be deemed a waiver of any other breach or default.

13.           Withholding Tax. Purchaser represents and warrants that payments to it under this Agreement are not subject to U.S. withholding tax. Upon request from time to time, Purchaser shall promptly provide to Seller an appropriately executed Internal Revenue Service form or such other evidence as shall be necessary to establish that payments made to Purchaser hereunder are exempt from U.S. withholding tax.

14.           Notices. Whenever this Agreement requires or permits any consent, approval, notice, request, or demand from one party to another, the consent, approval, notice, request, or demand must be in writing and shall be deemed effective when delivered, if sent by courier or by registered or certified mail, or when receipt is confirmed, if sent by telecopy, each case at the address or telecopy number set forth below the relevant party’s signature hereto or at such other address or telecopy number as may be provided by either party to the other party.

15.           Illegality. Construction; Governing Law. The illegality or unenforceability of any provision of this Agreement shall not in any way affect or impair the legality or enforceability of the remaining provisions of this Agreement. Paragraph headings used in this Agreement are for convenience of reference only and shall not affect the construction of this Agreement. The laws of the State of New York shall govern the rights and duties of the parties hereto and the interpretation hereof (without regard to any conflicts of law provision that would require the application of the law of any other jurisdiction).

16.           Termination. From and after the date hereof, Seller and Purchaser agree to use diligent efforts to promptly effect an outright assignment to Purchaser or Purchaser’s designee of each Loan relating to each Participation Interest. With respect to each Participation Interest, effective upon (i) obtaining such consents, acknowledgements and authorizations as may be required under the relevant Credit Documents to effect each such assignment, (ii) execution and delivery of such assignment agreements as are required under the terms of the relevant Credit Documents to effect such assignment, and (iii) the satisfaction of all other conditions to the effectiveness of such assignment under the terms of the relevant Credit Documents, such Participation Interest shall automatically convert to and become, and Seller hereby grants and conveys, an outright assignment of the relevant Participated Assets to Purchaser and Purchaser hereby assumes all of the obligations of Seller arising under and relating to such Participated Assets and this Agreement shall be deemed to be an agreement for the outright assignment of such Participated Assets upon the effective date of the relevant assignment agreement (each such date, an “Elevation Date”), and the terms hereof shall be construed accordingly, mutatis mutandis.

17.           Survival of Representations and Warranties. All representations and warranties made herein by the parties hereto shall survive the execution, delivery and performance of this Agreement.

18.           Relationship Between Seller and Purchaser. The relationship between Seller and Purchaser shall be that of seller and buyer and not that of debtor and creditor. Nothing contained in this Agreement shall establish any fiduciary, partnership, joint venture or similar relationship between or among the parties hereto. This Agreement is intended to, and upon execution hereof and satisfaction or waiver of the conditions precedent set forth herein shall, effect a true sale of the Participation Interests.

19.           Entire Agreement. This Agreement (a) embodies the entire Agreement between the parities, supersedes all prior agreements and understandings between the parties, if any, relating to the subject matter hereof, and may be amended, and any provision hereof may be waived, only by an instrument in writing executed by each party hereto, and (b) may be executed in any number of identical counterparts, each of which shall be deemed an original for all purposes and all of which shall constitute, collectively, one Agreement. Transmission by telecopier of an executed counterpart of this Agreement shall be deemed to constitute due and sufficient delivery of such counterpart.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written by their respective duly authorized officers.

SELLER:

ARES CAPITAL CP FUNDING LLC

By:	/s/ Daniel F. Nguyen
Name: Daniel F. Nguyen
Title: Chief Financial Officer

PURCHASER:

ARES CAPITAL CORPORATION

By:	/s/ Merritt S. Hooper
Name: Merritt S. Hooper
Title: Vice President

EXHIBIT A

Loans

Borrower	Credit Agreement	Tranche	Aggregate Amount
Qualitor Acquisition Corp. (First Lien)	Credit Agreement dated as of December 21, 2004 (as amended, amended and restated, supplemented or otherwise modified from time to time), among Transportation Aftermarket Enterpriser Inc., Qualitor Acquisition Corp., BLD Products, Ltd., Hebco Products, Inc., International Brake Industries, Inc., Longman Enterprises, Inc., McGuane Industries, Inc., Novo Products Inc., Pylon Manufacturing Corp., Anstro Manufacturing, Inc., Antares Capital Corporation, as agent for the benefit of all lenders, and the lenders who are parties thereto	Term Loan B	$1,975,000.00
Qualitor Acquisition Corp. (Second Lien)	Second Lien Credit Agreement dated as of December 21, 2004 (as amended, amended and restated, supplemented or otherwise modified from time to time), among Transportation Aftermarket Enterpriser Inc., Qualitor Acquisition Corp., BLD Products, Ltd., Hebco Products, Inc., International Brake Industries, Inc., Longman Enterprises, Inc., McGuane Industries, Inc., Novo Products Inc., Pylon Manufacturing Corp., Anstro Manufacturing, Inc., Antares Capital Corporation, as agent for the benefit of all lenders, and the lenders who are parties thereto	Term Loan	$5,000,000.00
SMS Holdings, LLC	Credit Agreement dated as of July 2, 2004 (as amended, amended and restated, supplemented or otherwise modified from time to time), among Shoes For Crews, LLC, Mighty Mat, LLC, SMS Holdings, LLC, the various financial institutions and other persons from time to time party thereto, Royal Bank of Canada, as administrative agent, The Bank Of New York, as syndication agent, Antares Capital Corporation, as documentation agent, and RBC Capital Partners, as arranger	Term Loans	$1,478,167.43
Miller Heiman Acquisition Corp.

Second Amended and Restated Credit Agreement dated as of June 1, 2005 (as amended, amended and restated, supplemented or otherwise modified from time to time), among Miller Heiman Inc., Miller Heiman Acquisition Corp., the lenders party thereto, and CIT Lending Services Corporation, as administrative agent and collateral agent, CIT Capital Securities LLC, as arranger, and any documentation agent designated in accordance with the terms thereof

		Term Loan A Term Loan B	$3,900,285.34 $4,048,182.20
Canon Communications Merger Sub LLC	Second Lien Credit Agreement dated as of May 31, 2005 (as amended, amended and restated, supplemented or otherwise modified from time to time), among Canon Communications Merger Sub LLC, Canon Communications Holdings, LLC, the Subsidiary Guarantors (as defined therein), the Lenders (as defined therein), and Credit Suisse, Cayman Islands Branch, as collateral agent for the Secured Parties (as defined therein) and as administrative agent for the Lenders (as defined therein)	Term Loans	$12,000,000.00

Borrower	Credit Agreement	Tranche	Aggregate Amount
DCS Business Services, Inc.

Amended and Restated Credit Agreement dated as of February 4, 2005 (as amended, amended and restated, supplemented or otherwise modified from time to time), among DCS Business Services, Inc., the financial institutions party thereto from time to time, Madison Capital Funding LLC, as agent and lead arranger, Key Bank National Association, as syndication agent and arranger, and Bank of America, N.A., as documentation agent

		Term A Loan Term B Loan	$5,242,026.40 $6,757,973.60
Thermal Solutions LLC

Amended and Restated Credit Agreement dated as of March 21, 2006 (as amended, amended and restated, supplemented or otherwise modified from time to time), among Thermal Solutions LLC, the financial institutions party thereto from time to time, Newstar Financial, Inc., as syndication agent, and Madison Capital Funding LLC, as agent

		Term A Loan Term B Loan	$1,750,000.00 $3,250,000.00
Making Memories Wholesale, Inc.	Credit Agreement dated as of May 6, 2005 (as amended, amended and restated, supplemented or otherwise modified from time to time), among Making Memories Wholesale, Inc., MMW Holdings Corp., the various financial institutions and other persons from time to time party thereto, The Royal Bank Scotland plc, as administrative agent, Ares Capital Corporation and The Royal Bank of Scotland plc, as joint lead arrangers, and Ares Capital Corporation, as documentation agent	Term Loans	$8,075,000.00
Tiger III, Inc.

Agreement dated October 4, 2004 (as amended, amended and restated, supplemented or otherwise modified from time to time), among Tiger III, Inc., the financial institutions listed therein as lenders, The Royal Bank of Scotland plc, as mandated lead arranger, agent, and security trustee

		Facility B Facility C	$2,500,000.00 $5,000,000.00
Varel International Acquisition, L.P.

Credit and Guaranty Agreement dated as of June 1, 2005 (as amended, amended and restated, supplemented or otherwise modified from time to time), among Varel International Acquisition, L.P., Varel GP Newco, LLC, Varel Holding, Inc., the lenders party thereto from time to time, The Royal Bank of Scotland plc, as sole lead arranger, administrative agent, and collateral agent, Freeport Loan Fund, LLC, as syndication agent, and Ares Capital Corporation, as documentations agent

		Tranche B Term Loans Tranche C Term Loans	$8,600,422.93 $3,333,333.33